UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2012

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

25 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2012, Satcon Technology Corporation (the “Company”) received a delisting determination letter from the staff of The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to regain compliance with The Nasdaq Capital Market’s minimum bid price requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”).  The delisting determination letter also stated that the Company was not in compliance with the initial listing requirement of The Nasdaq Capital Market of having a minimum stockholders’ equity of $4 million, and was therefore not eligible to receive an additional 180 days to gain compliance with the Minimum Bid Price Rule.  Unless an appeal is filed, as discussed below, the Company’s common stock will be delisted from The Nasdaq Capital Market on June 28, 2012.

The Company intends to appeal the Nasdaq Staff’s determination and will request a hearing to appeal such determination within seven calendar days of receipt of the letter.  While the appeal process is pending, the delisting of the Company’s common stock will be stayed, and the common stock will continue to trade on the Nasdaq Capital Market.  While there can be no assurance that the appeal will be successful,  the Company expects to provide a plan to regain compliance to the Nasdaq hearing panel which will include a commitment to effect a reverse stock split, if necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: June 20, 2012	By:	/s/ Aaron Gomolak
Aaron Gomolak
Chief Financial Officer